Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204041 and 333-204042 on Form S-3, Registration Statement Nos. 333-181362, 333-195337 and 333-204043 on Form S-8 of our report dated February 22, 2017, relating to the consolidated financial statements and financial statement schedule of Otter Tail Corporation and subsidiaries, and the effectiveness of Otter Tail Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Otter Tail Corporation and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Minneapolis, MN

February 22, 2017